Exhibit 99.1

Agilent Announces Retirement of Board Chair Koh Boon Hwee, Appointment of Glenn Boehnlein to Board of Directors

SANTA CLARA, Calif., Sept. 8, 2026 — Agilent Technologies Inc. (NYSE: A) today announced that Koh Boon Hwee, independent chair of the company's board of directors, retired from the board effective Sept. 4, 2026, following more than two decades of service as a director. Koh joined Agilent’s board in 2003 and served as independent chair from 2017 until his retirement.

He chaired the board’s Executive Committee and Nominating and Corporate Governance Committee. Koh brought extensive international leadership and public-company governance experience to the board, including deep expertise in the Asia-Pacific region.

Following Koh's retirement, the board of directors elected Dow R. Wilson to serve as chair, effective Sept. 4, 2026. Wilson has served on Agilent's board of directors since 2018 and currently chairs the Audit and Finance Committee. The board believes his leadership experience, governance expertise and knowledge of the company will support a seamless transition and continued strong oversight of Agilent's long-term strategy.

“On behalf of the board and Agilent, I want to thank Boon Hwee for his exceptional leadership, counsel and commitment to the company over more than two decades of service,” said Padraig McDonnell, president and CEO of Agilent. “His steady judgment, global perspective and appreciation for both Agilent’s heritage and its potential have helped guide the company through important strategic decisions and leadership transitions. On a personal level, I am deeply grateful for the support and perspective he provided as I transitioned into the CEO role. We wish him all the best in retirement.”

The company also announced the appointment of Glenn Boehnlein to its board of directors, effective Sept. 4, 2026. Boehnlein spent 22 years at Stryker Corporation, serving as vice president and chief financial officer from 2016 until his retirement from the role in 2025. Earlier in his Stryker career, he held senior finance leadership positions in the company’s MedSurg and Neurotechnology Group and Endoscopy Division. As CFO, he led Stryker’s global finance function, with his responsibilities expanding in 2020 to include information technology. Boehnlein previously served as chief financial officer of MyPrimeTime and as a partner and certified public accountant at Arthur Andersen LLP. He currently serves on the boards of directors of Inogen Inc. and Sutter Health and holds bachelor’s and master’s degrees in accountancy from Mississippi State University.

“Glenn’s extensive financial leadership experience, deep knowledge of the medical technology sector and public-company board experience will further strengthen the range of expertise represented on our board,” McDonnell added. “We look forward to the insights he will bring as Agilent continues to execute its strategy and create long-term value for shareholders.”

“I am honored to join Agilent’s board of directors,” said Boehnlein. “Agilent has a strong reputation for innovation, operational excellence and customer focus. I look forward to working with the board and management team to support the company's strategy and long-term success.”

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About Agilent Technologies

Agilent Technologies, Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments,

Exhibit 99.1

software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.95 billion in fiscal year 2025 and employs approximately 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn and Facebook.

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